Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Current Report on Form 8-K/A of DSP Group, Inc., to be filed on November 20, 2007 with the Securities and Exchange Commission, the Registration Statement on Form S-8 of DSP Group, Inc. to be filed on November 21, 2007, and in Registration Statements on Form S-8 (Form S-8 Nos. 333-140233, 333-135220, 333-131324, 333-126773, 333-112417 and 333-108937) pertaining to the Amended and Restated 1991 Employee and Consultant Stock Plan, the Amended and Restated 1993 Director Stock Option Plan, the Amended and Restated 1993 Employee Stock Purchase Plan, the Amended and Restated 2001 Stock Incentive Plan and 2003 Israeli Share Option Plan of DSP Group Inc. and its subsidiaries of our report dated November 9, 2007, with respect to the Statements of Attributable Direct Revenues and Expenses together with the Statements of Assets to be Sold and Liabilities Assumed of NXP B.V.’s Cordless and IP Terminals business line as of and for the years ended December 31, 2005, the nine month period ended September 28, 2006 and the three month period ended December 31, 2006.

/s/ Deloitte Accountants B.V.
Deloitte Accountants B.V.

Eindhoven, Netherlands

November 20, 2007